Exhibit 99.1

PEABODY ENERGY News Release
CONTACT: Vic Svec (314) 342-7768

ERIC FORD JOINS PEABODY AS EXECUTIVE VICE PRESIDENT

AND CHIEF OPERATING OFFICER

ST. LOUIS, Dec. 28 - Peabody Energy (NYSE: BTU) today announced that Eric Ford has been named Executive Vice President and Chief Operating Officer, reporting to President and Chief Executive Officer Gregory H. Boyce. Ford will have responsibility for all of the company's global mining operations, as well as the areas of safety, operations improvement, engineering, and environmental and geologic services. He will join Peabody in the first quarter of 2007.

Ford has 35 years of extensive international management, operating and engineering experience, and most recently served as Chief Executive Officer of Anglo Coal Australia Pty Ltd. He joined Anglo Coal in 1971 and, after a series of increasingly complex operating assignments, was appointed President and Chief Executive Officer of Anglo American's joint venture coal mining operation in Colombia in 1998. In 2000, Eric returned to Anglo American Corporation as Executive Director of Operations for Anglo Platinum Corporation Limited. He was subsequently appointed Chief Executive Officer of Anglo Coal Australia Pty Ltd in 2001.

"Eric has extensive experience in delivering world-class results and utilizing best practices to improve safety, productivity and production at coal operations on three continents," said Peabody President and Chief Executive Officer Gregory H. Boyce. "I am confident that Eric will lead the Peabody operations team to fully leverage Peabody's portfolio of operations and unmatched reserve base."

Reporting to Ford are Group Vice President of Western U.S. Operations Kemal Williamson, Group Vice President of Eastern U.S. Operations Jiri Nemec, Managing Director of Australia Operations Ian S. Craig, Senior Vice President of Operations Improvement Walter J. Scheller, Vice President of Safety David A. Beerbower, and the Senior Vice President of Engineering and Technical Services, a position which is currently open.

Ford holds a Master of Science degree in Management Science from Imperial College in London and a Bachelor of Science degree in Mining Engineering (cum laude) from the University of the Witwatersrand in Johannesburg, South Africa. He is currently Deputy Chairman and a member of the Executive Committee of the Coal Industry Advisory Board of the International Energy Agency, and is Vice Chairman and Director of the Minerals Council of Australia.

Peabody Energy (NYSE: BTU) is the world's largest private-sector coal company, with 2005 sales of 240 million tons of coal and $4.6 billion in revenues. Its coal products fuel approximately 10 percent of all U.S. electricity generation and 3 percent of worldwide electricity.